Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

SECOND QUARTER 2017 RESULTS

BOSTON, MA (7/27/17) — The Boston Beer Company, Inc. (NYSE: SAM) reported second quarter 2017 net revenue of $247.9 million, an increase of $3.1 million or 1%, from the same period last year. Net income for the second quarter was $29.1 million, or $2.35 per diluted share, an increase of $2.5 million or $0.29 per diluted share, from the second quarter of 2016. This increase was primarily due to increases in net revenue and an increase in gross margin that were partially offset by increased advertising, promotional and selling expenses.

Earnings per diluted share for the 26-week period ended July 1, 2017 were $2.79, an increase of $0.21 from the comparable 26-week period in 2016. Net revenue for the 26-week period ended July 1, 2017 was $409.6 million, a decrease of $24.0 million, or 6%, from the comparable 26-week period in 2016.

In the second quarter and the 26-week period ended July 1, 2017, the Company recorded a tax benefit of $0.02 per diluted share and $0.30 per diluted share, respectively, resulting from the adoption of the new Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”), which was effective for the Company on January 1, 2017.

Highlights of this release include:

•	Depletions decreased 3% and 7% from the comparable 13 and 26 week periods in the prior year.

•	Estimated full-year 2017 depletion and shipment change of between minus 7% and plus 1% remains unchanged. The 2017 fiscal year includes 52 weeks compared to the 2016 fiscal year, which included 53 weeks.

•	Gross margin was 54.1% for the second quarter, an increase from 51.8% in the comparable 13-week period in 2016, and 51.4% for the 26-week period ending July 1, 2017, an increase from 50.4% in the comparable 26-week period in 2016. The Company maintains its full year gross margin target of between 51% and 52%.

•	Advertising, promotional and selling expense increased by $4.6 million, or 7%, in the second quarter over the comparable period in 2016 and decreased $1.0 million, or 1%, from the comparable 26-week period in 2016.

•	Based on current spending and investment plans, full year 2017 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, is now estimated at between $5.00 and $6.20, a narrowing of the range from the previously communicated estimate of $4.20 to $6.20.

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

Jim Koch, Chairman and Founder of the Company, commented, “We are happy that our total Company depletion trends have significantly improved from earlier in the year, but we remain challenged by the general softening of the craft beer and cider categories and a more competitive retail environment with a lot of options for our drinkers. We are working hard to return to growth through improving our messaging and innovation behind Samuel Adams and Angry Orchard. Our leadership team is making strides to address our challenges. In our search to find a successor to Martin, who announced plans to retire in 2018, our Board continues its process to identify and recruit an exceptional leader who will be able to harness and accelerate the positive steps that we are taking while building and leveraging our unique craft culture. We believe that we are well positioned to meet the longer-term challenges because of the quality of our employees, our beers, our innovation capability and our sales execution strength, coupled with our strong financial position that enables us to invest in growing our brands and creating new growth opportunities.”

Martin Roper, the Company’s President and CEO stated, “In the second quarter, our depletions decline was primarily due to decreases in our Samuel Adams, Coney Island and Angry Orchard brands that were only partially offset by increases in our Twisted Tea and Truly Spiked & Sparkling brands and a slight benefit from the timing of our fiscal quarter end in relation to the fourth of July holiday. We are encouraged by the improving total Company depletions trends since the first quarter. Twisted Tea continues to grow distribution and pull, and Truly Spiked & Sparkling has developed as one of the leaders in the emerging segment of hard sparkling water. Most of our volume declines for the quarter resulted from the underperformance of our Samuel Adams brand, which, despite volume declines, showed sequential improvement relative to first quarter performance. We are working to improve our Samuel Adams trends by focusing on sales execution, new messaging through media and point of sale and continued innovation. In the second quarter, we saw continued declines in the cider category and in our Angry Orchard brand, but we have maintained our high share of off-premise tracked channels and are focused on turning the category and brand trends around. For the rest of the year we expect to see the continuing impact from the Truly Spiked & Sparkling roll out relative to last year and continued strength in Twisted Tea, and are committed to improving our Samuel Adams and Angry Orchard trends.”

Mr. Roper continued, “Our priorities for 2017 remain unchanged. Our number one priority is returning both Samuel Adams and Angry Orchard to growth through continued packaging, innovation, promotion and brand communication initiatives, while maintaining Twisted Tea’s momentum. Our second priority is a focus on cost savings and efficiency projects to fund the investments needed to grow our brands. We have adjusted our organization to the new volume environment, while preserving the capability to innovate and return to growth. We believe that the results of these initiatives are starting to show in our reported gross margin improvements and in our operating expenses, and have allowed us to increase our brand investment spend during the quarter. Based on the early success of these efforts, we are maintaining our previously stated goal of increasing our gross margins by about one percentage point per year through 2019, before any mix or volume impacts, while preserving our quality and improving our service levels. Our third priority is long-term innovation, where our current focus is on ensuring that Truly Spiked & Sparkling reaches its full potential, and our long-term intent is to generate a consistent cadence of interesting brand innovations.”

2nd Quarter 2017 Summary of Results

Depletions decreased 3% from the comparable 13-week period in 2016.

Shipment volume was approximately 1.1 million barrels, flat to the comparable 13-week period in 2016.

The Company believes distributor inventory levels at July 1, 2017 were appropriate. Inventory at distributors participating in the Freshest Beer Program as of July 1, 2017 decreased slightly in terms of days of inventory on hand when compared to June 25, 2016. The Company has approximately 78% of its volume on the Freshest Beer Program.

Gross margin at 54.1% represented an increase from the 51.8% margin realized in the comparable 13-week period in 2016, primarily as a result of lower brewery processing costs per barrel due to cost savings initiatives and increases in revenue per barrel due to pricing and package mix.

Advertising, promotional and selling expenses increased $4.6 million from the comparable 13-week period in 2016, primarily as a result of higher media spending and salaries and benefits costs partially offset by efficiency driven decreases in point of sale spending and freight to distributors due to lower freight rates.

General and administrative expenses decreased by $2.4 million from the comparable 13-week period in 2016, primarily due to decreases in stock compensation, consulting and legal costs.

Impairment of long-lived assets increased $1.5 million from the comparable 13-week period in 2016, primarily due to the write-down of brewery equipment at the Company’s Pennsylvania and Cincinnati Breweries.

Year-to-Date 2017 Summary of Results

Depletions decreased 7% from the comparable 26-week period in 2016, reflecting decreases in the Company’s Samuel Adams, Coney Island, and Angry Orchard brands, partially offset by increases in its Twisted Tea and Truly Spiked & Sparkling brands.

Shipment volume was approximately 1.8 million barrels, a 7% decrease from the comparable 26-week period in 2016.

Gross margin at 51.4% represented an increase from the 50.4% margin realized in the comparable 26-week period in 2016, primarily as a result of increases in revenue per barrel due to pricing and package mix and lower brewery processing costs per barrel due to cost savings initiatives.

Advertising, promotional and selling expenses decreased $1.0 million from the comparable 26-week period in 2016, primarily due to efficiency driven decreases in point of sale spending and decreases in freight to distributors, as a result of lower volume and lower freight rates, which were partially offset by higher salaries and benefits costs and media spending.

General and administrative expenses decreased $4.9 million from the comparable 26-week period in 2016, primarily due to decreases in stock compensation, consulting and legal costs.

Impairment of long-lived assets increased $1.5 million from the comparable 26-week period in 2016, primarily due to the write-down of brewery equipment at the Company’s Pennsylvania and Cincinnati Breweries.

The Company’s effective tax rate for the 26-week period ended July 1, 2017 decreased to 29.7% from 36.1% in the comparable 26-week period in 2016. This decrease was primarily due to the tax benefit resulting from the adoption ASU 2016-09, which was effective for the Company on January 1, 2017.

The Company expects that its July 1, 2017 cash balance of $71.7 million, together with its future operating cash flows and its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 26-week period ended July 1, 2017 and the period from July 2, 2017 through July 21, 2017, the Company repurchased approximately 608,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $88.2 million. As of July 21, 2017, the Company had approximately $85.1 million remaining on the $781.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 29-week period ended July 22, 2017 are estimated by the Company to have decreased approximately 7% from the comparable period in 2016.

Outlook

The Company currently projects full year 2017 Non-GAAP earnings per diluted share to be between $5.00 and $6.20, reflecting the uncertain volume outlook. This Non-GAAP projection excludes the impact of ASU 2016-09. The Company’s actual 2017 earnings per share could vary significantly from the current projection. The 2017 fiscal year includes 52 weeks compared to the 2016 fiscal year which included 53 weeks. Underlying the Company’s current 2017 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage change of between minus 7% and plus 1%.

•	Increases in revenue per barrel of between 1% and 2%.

•	Gross margin of between 51% and 52%.

•	Increased investments in advertising, promotional and selling expenses of between $20 million and $30 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Non-GAAP effective tax rate of approximately 37%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $35 million and $45 million, most of which relates to continued investments in the Company’s breweries. This estimate is a narrowing of the previously communicated range of $30 million to $50 million.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, and Truly Spiked & Sparkling, as well as several other craft beer brands brewed by A&S Brewing, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 31, 2016 and subsequent filings made prior to or after the date hereof. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, July 27, 2017

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016
Barrels sold	1,079	1,080	1,786	1,914
Revenue	$264,664	$261,225	$437,101	$463,233
Less excise taxes	16,734	16,409	27,476	29,590

Net revenue	247,930	244,816	409,625	433,643
Cost of goods sold	113,911	117,940	199,262	215,236

Gross profit	134,019	126,876	210,363	218,407
Operating expenses:
Advertising, promotional and selling expenses	67,831	63,252	121,585	122,501
General and administrative expenses	19,395	21,799	37,957	42,844
Impairment of assets	1,505	37	1,505	37

Total operating expenses	88,731	85,088	161,047	165,382

Operating income	45,288	41,788	49,316	53,025
Other income (expense), net:
Interest income, net	86	20	170	43
Other income (expense), net	129	(206)	57	(425)

Total other income (expense), net	215	(186)	227	(382)

Income before income tax provision	45,503	41,602	49,543	52,643
Income tax provision	16,378	14,981	14,707	18,990

Net income	$29,125	$26,621	$34,836	$33,653

Net income per common share—basic	$2.38	$2.11	$2.82	$2.65

Net income per common share—diluted	$2.35	$2.06	$2.79	$2.58

Weighted-average number of common shares—Class A basic	9,092	9,181	9,161	9,278

Weighted-average number of common shares—Class B basic	3,097	3,367	3,134	3,367

Weighted-average number of common shares—diluted	12,344	12,830	12,430	12,959

Net income	$29,125	$26,621	$34,836	$33,653

Other comprehensive income:
Foreign currency translation adjustment	(10)	(88)	(10)	(92)

Comprehensive income	$29,115	$26,533	$34,826	$33,561

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	July 1, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$71,651	$91,035
Accounts receivable, net of allowance for doubtful accounts of $17 and $0 as of July 1, 2017 and December 31, 2016, respectively	51,678	36,694
Inventories	56,331	52,499
Prepaid expenses and other current assets	8,627	8,731
Income tax receivable	2,427	4,928

Total current assets	190,714	193,887
Property, plant and equipment, net	394,525	408,411
Other assets	12,585	9,965
Goodwill	3,683	3,683

Total assets	$601,507	$615,946

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$45,615	$40,585
Accrued expenses and other current liabilities	67,190	60,934

Total current liabilities	112,805	101,519
Deferred income taxes, net	57,286	57,261
Other liabilities	9,752	10,584

Total liabilities	179,843	169,364
Commitments and Contingencies
Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,929,757 and 9,170,956 issued and outstanding as of July 1, 2017 and December 31, 2016, respectively	89	92
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,097,355 and 3,197,355 issued and outstanding as of July 1, 2017 and December 31, 2016, respectively	31	32
Additional paid-in capital	368,328	349,913
Accumulated other comprehensive loss, net of tax	(1,093)	(1,103)
Retained earnings	54,309	97,648

Total stockholders’ equity	421,664	446,582

Total liabilities and stockholders’ equity	$601,507	$615,946

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Twenty-six weeks ended
	July 1, 2017	June 25, 2016
Cash flows provided by operating activities:
Net income	$34,836	$33,653
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,616	24,473
Impairment of assets	1,505	37
Loss on disposal of property, plant and equipment	22	511
Bad debt expense (recovery)	17	(55)
Stock-based compensation expense	3,413	5,741
Excess tax benefit from stock-based compensation arrangements	—	(5,840)
Deferred income taxes	25	1,375
Changes in operating assets and liabilities:
Accounts receivable	(15,001)	(17,655)
Inventories	(6,549)	(4,783)
Prepaid expenses, income tax receivable and other assets	2,605	12,394
Accounts payable	8,580	1,005
Accrued expenses and other current liabilities	6,227	6,967
Other liabilities	(254)	(6,504)

Net cash provided by operating activities	61,042	51,319

Cash flows used in investing activities:
Purchases of property, plant and equipment	(16,721)	(25,954)
Proceeds from disposal of property, plant and equipment	16	—
Change in restricted cash	(5)	56

Net cash used in investing activities	(16,710)	(25,898)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(78,180)	(127,675)
Proceeds from exercise of stock options	14,062	29,521
Cash paid on note payable	(60)	(58)
Excess tax benefit from stock-based compensation arrangements	—	5,840
Net proceeds from sale of investment shares	462	338

Net cash used in financing activities	(63,716)	(92,034)

Change in cash and cash equivalents	(19,384)	(66,613)
Cash and cash equivalents at beginning of year	91,035	94,193

Cash and cash equivalents at end of period	$71,651	$27,580

Supplemental disclosure of cash flow information:
Income taxes paid	$4,812	$8,655

Income taxes refunded	$2	$12,000

(Decrease) Increase in accounts payable for purchase of property, plant and equipment	$(3,550)	$870

Decrease in accounts payable for repurchase of Class A Common Stock	$—	$(3,000)

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com